As filed with the Securities and Exchange Commission on December 30, 2008

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-113632)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cherokee International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4745032
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2841 Dow Avenue

Tustin, California 92780

(Address, Including Zip Code, of Principal Executive Offices)

Cherokee International Corporation 2002 Stock Option Plan
Cherokee International Corporation 2004 Omnibus Stock Incentive Plan
Cherokee International Corporation 2004 Employee Stock Purchase Plan

(Full title of the plans)

Jeffrey M. Frank
Cherokee International Corporation
2841 Dow Avenue
Tustin, California 92780
(714) 544-6665

 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Paul F. Sheridan, Jr., Esq.
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-113632) (the “Registration Statement”) of Cherokee International Corporation, a Delaware corporation (“Cherokee”), pertaining to the registration of 2,608,337 shares of common stock of Cherokee, par value $0.001 per share (the “Cherokee Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on March 16, 2004.

Lineage Power Holdings, Inc., a Delaware corporation (“Parent”), Birdie Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Cherokee entered into an Agreement and Plan of Merger dated as of September 24, 2008 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Cherokee, Cherokee would become a wholly-owned subsidiary of Parent, and all outstanding shares of Cherokee Common Stock would be converted into the right to receive $3.20, without interest (these actions are collectively referred to as the “Merger”).

On November 18, 2008, Cherokee held a special meeting of stockholders at which the Cherokee stockholders adopted and approved the Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 21, 2008 (the “Effective Time”).

As a result of the Merger, Cherokee has terminated all offerings of Cherokee Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Cherokee in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Cherokee Common Stock which remain unsold at the termination of the offering, Cherokee hereby removes from registration all shares of Cherokee Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on this 29th day of December, 2008.

CHEROKEE INTERNATIONAL CORPORATION

By:	/s/ CRAIG A. WITSOE
Name: Craig A. Witsoe
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CRAIG A. WITSOE	Chief Executive Officer and Director	December 29, 2008
Name: Craig A. Witsoe	(Principal Executive Officer)

/s/ LLOYD R. SORENSON	Chief Financial Officer and Treasurer	December 29, 2008
Name: Lloyd R. Sorenson	(Principal Financial and Accounting Officer)

/s/ TIMOTHY PAUL MEYER	Director	December 29, 2008
Name: Timothy Paul Meyer

/s/ ANDREW PAUL FREEDMAN	Director	December 29, 2008
Name: Andrew Paul Freedman

/s/ MARK R. STONE	Director	December 29, 2008
Name: Mark R. Stone

/s/ RYAN WALD	Director	December 29, 2008
Name: Ryan Wald

/s/ STEVEN C. YAGER	Director	December 29, 2008
Name: Steven C. Yager

/s/ FRANK STEFANIK	Director	December 29, 2008
Name: Frank Stefanik

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